CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement") is entered into as of August 20, 2014, by and between Eric A. Stookey (the "Consultant") and Wright Medical Technology, Inc. (the "Company").

WHEREAS, the Consultant 's employment as the Company's President, Extremities/Biologics terminated on August 20, 2014 (the "Effective Date");

WHEREAS, the Consultant is a party to that certain Separation Pay Agreement (the "Separation Pay Agreement ") by and between the Consultant and the Company dated November 6, 2012; and

WHEREAS, the Company and the Consultant agree that for a period of time following the Effective Date, the Consultant shall be available to provide the Company with consulting services as described herein and shall cooperate with the Company regarding certain transition matters described herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth in this Agreement, the parties hereby agree as follows:

1.Effective Date. This Agreement shall become effective as of the Effective Date; provided that the Consultant has executed the general release of claims in favor of the Company required by the Separation Pay Agreement and that such release has become effective within 52 days of the Effective Date. In the event that such release has not become effective (either because the Consultant has failed to execute such release or because he has revoked it prior to it becoming fully effective) by such deadline, this Agreement shall be rendered void ab initio.

2.Term. The Company hereby engages the Consultant to provide the consulting services specified hereunder, and to cooperate with the Company on certain transition matters described herein, during the period from the Effective Date through December 31, 2015 (the "Consulting Period"). At the expiration or other termination of the Consulting Period, this Agreement shall terminate immediately and the Company shall have no further obligation to the Consultant hereunder, other than as expressly set forth herein.

3.Services. The Consultant shall perform such transition services (the "Services") as may be specified from time to time by the Company at such times as the Company may specify, which may include making himself available for questions to the Company's personnel from time to time. The parties hereby acknowledge and agree that, although the need for the Services may fluctuate during the Consulting Period, the Services to be provided during the Consulting Period are expected to involve not more than a limited, part-time commitment of the Consultant's time and that the Consultant shall not be required to be present in the Company's offices on a regular basis. The Consultant is free to accept employment or other engagements from others during the Consulting Period, subject to Section 9 below, and further provided that any such engagements do not prevent the Consultant from performing the Services.

4.Consulting Fee. As compensation for the Services, subject to Sections 7, 8, 9 and 11 below, the Company shall pay to the Consultant a single lump sum payment in cash on December 31, 2015 in an amount equal to $126,461 (the "Consulting Fee"). Except as provided in this Section 4 or Section 5 below, the Consultant will not be entitled to any other compensation and will not be entitled to participate in or receive benefits under any benefit plan, program or arrangement of any kind maintained by the Company, regardless of how the Services are characterized by any other person (including any governmental agency).

5.Treatment of Stock Options and Restricted Shares. The parties hereby acknowledge that, as of the date hereof, the Consultant holds 54,575 unvested options (the "Options") to acquire shares of common stock of the Company and 20,883 restricted shares (the "Restricted Shares") of the common stock of the Company that, in each case, were granted under the Company's Second Amended and Restated 2009 Equity Incentive Plan (the "2009 Plan"). Subject to Sections 7, 8 and 9 below, the Consultant shall continue to vest in the Options and the Restricted Shares during such time as this Agreement remains in effect and he shall be entitled to exercise any Options that become vested during the Consulting Period until the earlier of (i) the expiration date of such Options and (ii) the date that is 90 days following the date that this Agreement terminates.

6.Change in Control. In the event of a Change in Control (as defined in the Separation Pay Agreement) that is also a "change in control event" as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and that occurs prior to December 31, 2015, subject to Sections 7, 8 and 9 below, the Consulting Fee shall become payable not later than 30 days following such Change in Control. For the avoidance of doubt, in the event of a Change in Control (as defined in the Separation Pay Agreement) occurring prior to December 31, 2015 that is not a "change in control event" as defined in Section 409A of the Code, subject to Sections 7, 8 and 9 below, the Consulting Fee shall be paid on December 31, 20 I 5. In connection with a Change of Control (as defined in the applicable stock option and restricted stock agreements), subject to Sections 7, 8 and 9 below, any Options and Restricted Shares that have not yet become vested during the Consulting Period shall become fully vested in accordance with their terms.

7.Termination of Services. This Agreement is not terminable by either party, except that (a) the Company may terminate this Agreement in the event that the Consultant breaches Section 9 below or materially breaches Section 3 above and has not cured such material breach within 10 days of the Company's written notice to him, (b) this Agreement will terminate upon the Consultant 's death, and (c) the parties may terminate this Agreement by mutual wntten agreement. In the event that this Agreement is terminated prior to its expiration, the Consultant shall immediately forfeit all payments and benefits that would otherwise be provided hereunder following such termination; provided that in the event that this Agreement is terminated under clause (a) above, the Consultant shall immediately forfeit all Options that have vested since the Effective Date and shall reimburse the Company for the aggregate spread value of any such Options that have been exercised, and the aggregate fair market value (determined as of their vesting date) of Restricted Shares that have vested, since the Effective Date; and .further provided that in the event that this Agreement under clause (b) above, the Consultant shall, upon the date of his death, become vested in the Options and Restricted Shares that would have become vested had this Agreement remained in effect through the earlier of
(i) December 31, 2015 and (ii) the date on which the next tranche of Options or Restricted Shares, as applicable, would have become vested. Notwithstanding anything herein to the contrary, the provisions of Sections 8, 9 and 10 shall survive the termination of this Agreement.

8.	Confidential Information.
a.The Consultant acknowledges that the Company and its affiliates continually develop Confidential Information; that the Consultant learned of Confidential Information during his former employment with the Company; that the Consultant may develop Confidential Information for the Company or its affiliates; and that the Consultant may learn of Confidential Information during the Consulting Period. The Consultant shall comply with the policies and procedures of the Company and its affiliates for protecting Confidential Information and shall not disclose to any person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its affiliates, any Confidential Information obtained by the Consultant incident to his former employment or any other association with the Company or any of its affiliates. The Consultant understands that this restriction shall continue to apply after the Consulting Period, regardless of the reason such Consulting Period terminates. The confidentiality obligation under this Section 8 shall not apply to information which is generally known or readily available to the public at the time of disclosure or that becomes generally known through no wrongful act on the part of the Consultant or any other person having an obligation of confidentiality to the Company or any of its affiliates.
b.All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its affiliates and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by the Consultant, shall be the sole and exclusive property of the Company and its affiliates. The Consultant shall safeguard all Documents and shall surrender to the Company at the time the Consulting Period terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Consultant's possession or control.
c."Confidential Information" means any and all information of the Company and its affiliates that is not generally known by those with whom the Company or any of its affiliates competes or does business, or with whom the Company or any of its affiliates plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its affiliates, (iv) the identity and special needs of the customers of the Company and its affiliates and (v) the people and organizations with whom the Company and its affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.
d."Products" mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its affiliates, together with all services provided or planned by the Company or any of its affiliates, during the Consultant 's former employment or during the Consulting Period.

9.	Other Restrictive Covenants.
a.Restricted Activities. The Consultant agrees that some restrictions on his activities from the Effective Date through December 3 I , 2015 are necessary to protect the goodwill, Confidential Information and other egitimate interests of the Company and its affiliates; and the Consultant further agrees that he is subject to these restrictions on his activities in consideration of the payment and benefits described in Sections 4 and 5 above and other valuable consideration provided for in this Agreement and to which he would not otherwise be entitled:

i.From the Effective Date through December 31, 2015, the Consultant shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its affiliates within the United States or undertake any planning for any business competitive with the Company or any of its affiliates. Specifically, but without l imiting the foregoing, the Consultant agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its affiliates as conducted or under consideration at any time during the Consultant's former employment with the Company or during the Consulting Period and further agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any person who is engaged in any business that is competitive with the business of the Company or any of its affiliates for which the Consultant has provided services, as conducted or in planning during the Consultant's former employment with the Company or during the Consulting Period. For the purposes of this Section 9, the business of the Company and its affiliates shall include, without limitation, all Products and shall encompass all items, products and services that may be used in substitution for Products. The foregoing, however, shall not prevent the Consultant's passive ownership of two percent (2%) or less of the equity securities of any publicly-traded company.

ii.    The Consultant agrees that, from the Effective Date through December 31, 2015, he will not undertake any outside activity, whether or not competitive with the business of the Company or its affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its affiliates.

iii.    The Consultant agrees that, from the Effective Date through December 31, 2015, the Consultant will not directly or indirectly (a) solicit or encourage any customer of the Company or any of its affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer of the Company or any of its affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its affiliates; provided that these restrictions shall apply (y) only with respect to those persons who are customers of the Company or any of its affiliates during the Consulting Period and (z) only if the Consultant performs or performed work for such person during the Consulting Period or during the his former employment with the Company or one of its affiliates or been introduced to, or otherwise had contact with, such person as a result of his employment or other associations with the Company or one of its affiliates or has had access to Confidential Information which would assist in the Consultant's solicitation of such person.

iv.    The Consultant agrees that from the Effective Date through December 31, 2015, the Consultant will not, and will not assist any other person to, (a) hire or solicit for hiring any employee of the Company or any of its affiliates or seek to persuade any employee of the Company or any of its affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an "employee" of the Company or any of its affiliates is any person who was such at any time during the Consulting Period or within the two years prior to the Effective Date.

b.Notification Requirement. Until December 31, 2015, the Consultant shall give notice to the Company of each new business activity he plans to undertake , at least 30 days prior to beginning any such activity. Such notice shall state the name and address of the person for whom such activity is undertaken and the nature of the Consultant's business relationship(s) and position(s) with such person. The Consultant shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Consultant's continued compliance with his obligations under this Section 9.

c.Non-Disparagement. The Consultant agrees that he will not disparage the Company or any of its affiliates, or any of their respective management, products or services and will not do or say anything that could reasonably be expected to disrupt the good morale of the employees of the Company or any of its affiliates or otherwise harm the business interests or reputation of the Company or any of its affiliates. The Consultant understands and agrees that this restriction shall continue to apply after the termination of the Services, howsoever caused.

10.Enforcement of Covenants. The Consultant acknowledges that he has carefully read and considered all the terms and conditions of this Agreement , including the restraints imposed upon him pursuant to Sections 8 and 9 above. The Consultant agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment or engagement during the period in which the Consultant is bound by these restraints. The Consultant further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. The Consultant further acknowledges that, were he to breach any of the covenants contained in Sections 8 or 9 above, the damage to the Company and/or one or more of its affiliates would be irreparable. The Consultant therefore agrees that the Company and any such affiliate, in addition to any other remedies available to them, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Consultant of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 8 or 9 above shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. For the avoidance of doubt, the restrictive covenants set forth in Section 8 and 9 above are in addition to, and not in lieu of, the restrictive covenants set forth in the Separation Pay Agreement and in the event any conflict between such covenants, the covenants that are more restrictive upon the activities of the Consultant shall control.

11.Release. The Consultant acknowledges and agrees that the payment of the Consulting Fee is contingent upon the Consultant (or an authorized representative of the Consultant in the event of the Consultant's death or incapacity) signing a general release of claims in (or, if determined by the Company, substantially in) the form attached as Exhibit A not earlier than Decem ber 15, 2015 and the release becoming effective not later than December 31, 2015 or, in the event Section 6 or Section 7(b) above applies, at such earlier time as is specified by the Company.

12.Business Expenses. The Company shall pay or reimburse the Consultant for reasonable, customary and necessary business expenses incurred or paid by the Consultant in the performance of his duties and responsibilities hereunder, subject to such reasonable substantiation, pre-approval and documentation requirements as may be specified by the Company's policies from time to time. Any reimbursement under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules:(i) no reimbursement of any such expense shall affect the Consultant's right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

13.Relationship of the Parties; Limitations on Authority. The Company and the Consultant acknowledge and agree that the Consultant is an independent contractor in the performance of Services under this Agreement and that nothing contained in this Agreement is intended to create or continue an employment relationship, partnership orjoint venture between the Company and the Consultant. As an independent contractor, the Consultant will work independently and will not receive training or direction from the Company or its affiliates, other than as to the goals to be achieved through the Services. The Consultant shall have no right, power or authority to bind the Company or any of its affil iates to the fulfillment of any condition, contract or obligation or to create any liability binding on the Company or any of its affiliates at any time during the Consulting Period or thereafter.

14.Section 409A. Payments under this Agreement are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules, and this Agreement shall be construed accordingly; provided that notwithstanding anything to the contrary in this Agreement, neither the Company, nor any of its affiliates, nor the board of directors of the Company, nor any person acting on behalf of the Company, any of its affiliates or the board of directors of the Company, shall be liable to the Consultant or his estate or beneficiary by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of any payment or benefit to satisfy the requirements of Section 409A of the Code. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. For purposes of this Agreement, all references to ''termination of employment" and correlative phrases shall be construed to require a "separation from service" (as defined in Section l.409A
l (h) of the Treasury regulations after giving effect to the presumptions contained therein).

15.Taxes. As an independent contractor, the Consultant shall be solely responsible for the payment of any and all federal, state and local income and other taxes on any sums received from the Company or its affiliates under this Agreement. The Consultant shall indemnify the Company and hold it harmless from and against any obligation imposed on the Company or its affiliates to pay withholding taxes, social security, unemployment, or other taxes, fees or penalties in connection with any payments made to the Consultant pursuant to this Agreement.
16.Miscellaneous. This Agreement contains the entire agreement between the Consultant and the Company and its affiliates with respect to, and replaces all prior agreements, whether written or oral, with respect to the Services to be provided by the Consultant under this Agreement; provided that, for the avoidance of doubt, that nothing herein shall be construed as replacing, superseding or otherwise limiting the Company's or the Consultant's rights or obligations under the Separation Pay Agreement. This Agreement may not be amended and no breach will be waived unless agreed in writing by the Consultant and an authorized officer of the Company. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by personal delivery, by a nationally recognized overnight courier (provided a written acknowledgement of receipt is obtained) or by certified or express mail to the Consultant at his home address as set forth in the records of the Company or to the Company at Wright Medical Technology, Inc., Attention: General Counsel, 1023 Cherry Road,
Memphis, Tennessee 381 17, or to such other address as either party shall notify the other. Notices and communications shall be effective when actually received by the addressee. This Agreement shall be governed by, construed under and enforced in accordance with the laws of the State of Tennessee without regard to conflicts-of-laws principles that would require the application of any other law. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Any action to enforce the terms of this Agreement shall be brought in the state or federal courts located in Shelby County, Tennessee and both parties agree to submit to and not contest such jurisdiction and venue in such courts.

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IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Consultant, as of the date first above written.

THE CONSULTANT:	WRIGHT MEDICAL
TECHNOLOGY INC.

By: /s/ Eric Stookey	By: /s/ Pascal E.R. Girin
Eric A. Stookey	Pascal E.R.
Chief Operating Officer